Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT, by and between AVON PRODUCTS, INC., a New York corporation (“Avon” or the “Corporation”) and BRIAN CONNOLLY (the “Executive”), dated as of March 23, 2007.

WITNESSETH

WHEREAS, the Corporation desires to recognize the Executive’s commitment to the Corporation and to confirm the right of the Executive to certain employment, compensation and severance benefits;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the Corporation, and the Executive do hereby agree as follows:

1. Employment. The Corporation shall employ the Executive and the Executive agrees to serve as an executive of the Corporation, in such capacities, and upon such conditions as are hereinafter set forth and shall serve in such other executive capacities as may be determined by the Corporation from time to time.

2. Term. The Executive shall be considered an at-will employee and his employment may be terminated by either party subject to the obligations of the parties upon such termination as may be set forth hereinafter.

3. Position and Duties.

(a) Position. The Executive shall continue to serve as Executive Vice President Global Sales.

(b) Business Time. The Executive agrees to devote his full business time during normal business hours to the business and affairs of the Corporation and to use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder, to the extent necessary to discharge such responsibilities. The Executive’s continuing to serve on any boards and committees on which he is serving or with which he is otherwise associated immediately preceding the date hereof, or his service on any other boards or committees of which the Corporation has knowledge and does not object, in writing, within thirty (30) days after first becoming aware of such service, shall not be deemed to interfere with the performance of the Executive’s services to the Corporation.

4. Compensation. The Executive shall be entitled to the following compensation for as long as the Executive remains an employee of the Corporation:

(a) Base Salary. The Executive shall receive a base salary (the “Base Salary”) payable in bi-weekly installments of $600,000. The Corporation shall review the Base Salary periodically and in light of such review may increase (but not decrease) the Base Salary taking into account any change in the Executive’s responsibilities, increases in compensation of other executives with comparable responsibilities, performance of the Executive and other pertinent factors, and such adjusted Base Salary shall then constitute “Base Salary” for purposes of this agreement. Neither the Base Salary nor any increase in the Base Salary after the date hereof shall serve to limit or reduce any obligation of the Corporation hereunder.

(b) Annual Bonus. For each fiscal year of the Corporation during which he is employed by the Corporation, the Executive shall be eligible to receive an annual bonus (“Annual Bonus”) under the Avon Products, Inc. Management Incentive Plan or the Avon Products, Inc Executive Incentive Plan (collectively the “MIP”), whichever is applicable, or a successor annual incentive award plan for senior officers. Such Annual Bonus shall be determined on the basis of an annual target bonus opportunity of at least eighty percent (80%) of the Base Salary paid to the Executive with respect to such fiscal year, which annual target bonus opportunity may be increased but not decreased except for annual reductions of up to ten percent (10%) that apply to all officers of the Corporation. Each Annual Bonus will be paid in accordance with the terms of the MIP.

(c) Incentive and Savings Plans, Retirement and Death Benefit Programs. The Executive shall be entitled to participate in all incentive and savings plans and programs, including stock option plans and equity-based compensation plans, and in all employee retirement and executive death benefit plans (including a supplemental life insurance program) on a basis no less favorable than that basis generally available to executives of the Corporation holding comparable positions or having comparable responsibilities who become an elected or appointed officer of the Corporation on or after the date on which the Executive first became an elected or appointed officer of the Corporation. The Executive is entitled to a death benefit under the Corporation’s supplemental life insurance program of $500,000.

(d) Other Benefit Plans. The Executive, his spouse, and their eligible dependents (as defined in, and to the extent permitted by, the applicable plan), as the case may be, shall be entitled to participate in or to be covered under all medical, dental, disability, group life, severance, accidental death and travel accident insurance plans and programs of the Corporation and any affiliated company on a basis no less favorable than that basis generally available to executives of the Corporation holding comparable positions or having comparable responsibilities who become an elected or appointed officer of the Corporation on or after the date on which the Executive first became an elected or appointed officer of the Corporation.

(e) Other Perquisites. The Executive shall also be entitled to:

(i) prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and procedures of the Corporation;

(ii) paid vacation and fringe benefits on the same basis as is made available to other senior officers of the Corporation; and

(iii) all forms of perquisites made available to senior officers of the Corporation.

5. Termination Events — Payments and Benefits.

(a) Termination by the Corporation for Cause or Voluntary Termination by the Executive . The Corporation at any time may terminate the Executive’s employment for Cause and the Executive may voluntarily terminate employment at any time. For purposes of this agreement, a termination for “Cause” shall mean a termination of the employment relationship between the Executive and the Corporation due to the Executive’s discharge for any of the following reasons: (i) the Executive’s continued failure to perform substantially his duties with the Corporation, as determined by the Corporation in its sole discretion (other than any such failure resulting from the Executive’s temporary incapacity during physical or mental illness); (ii) the Executive’s willful conduct which is demonstrably and materially injurious to the Corporation, monetarily, or otherwise; (iii) the Executive’s personal dishonesty in the performance of his duties; (iv) the Executive’s breach of fiduciary duty involving personal profit; (v) the Executive is convicted of a felony or a misdemeanor; or (vi) the Executive willfully or repeatedly violates any Corporation rule or procedure, including without limitation, absenteeism, violation of safety rules and insubordination. Any other type of termination of employment (e.g. disability, termination not for “Cause”, etc.) will not be considered a “For Cause” termination of employment. Upon a termination by the Corporation for Cause or a voluntary termination by the Executive, the Executive will receive his accrued vacation pay and his unpaid Base Salary. Payments of benefits from all employee benefit plans will be governed by the terms of such plans.

(b) Termination by the Corporation not for Cause, on Account of a, Disability, Death or Retirement or by the Executive on Account of Constructive Termination. If the Corporation terminates the Executive’s employment not for Cause, the Executive’s employment terminates on account of Disability, death or Retirement, or the Executive terminates his employment for reasons of Constructive Termination, in lieu of benefits under the Avon Products, Inc. Severance Pay Plan or its successor, the Executive will receive cash payments equal to twenty-four (24) months of Base Salary determined at the Executive’s last day of active employment (the “Separation Date”). For purposes of this agreement, Disability shall be defined in the Avon Products, Inc. Long Term Disability Plan. Retirement will mean retirement in accordance with the terms of the Avon Products, Inc. Personal Retirement Account Plan (the “PRA”). Constructive Termination will be a termination by the Executive upon any of the following events: (I) a reduction in Base Salary under Section 4(a) above; (II) a reduction in the Annual Bonus target opportunity (excluding annual reductions of up to 10% that apply to all officers of the Corporation) specified in Section 4(b) above; (III) a change of more than twenty-five (25) miles in the office or location where the Executive is based; (IV) a demotion to an office below Executive Vice President, Global Sales; (V) a change in the Corporation’s strategic corporate goals, business plans or personnel, which in the opinion of the Executive, negatively impacts the office of the Executive Vice President, Global Sales; or (VI) a material reduction in his employee benefit programs (unless applicable to all the Corporation’s officers).

All payments specified below will have all required taxes and other withholdings made. In the event that the payments below are made over a specified period, such payments will be in equal bi-weekly installments. The method and period of payments will depend upon the Executive’s Separation Date and will assume that the Executive is a “specified employee” as such term is defined under Internal Revenue Code Section 409A on such Separation Date. The Executive will not accrue any vacation days after the Separation Date.

(i) Separation Date is on or before June 30, 2008. If the Executive’s Separation Date is on or before June 30, 2008, he will receive salary continuation payments and, depending on the Separation Date, a lump sum cash payment, in the aggregate amount of twenty-four months of Base Salary. For the period beginning no earlier than the later of January 1, 2008 or the date which is six months after the Executive’s Separation Date (the “Waiting Period Date”) and continuing until May 31, 2009 (the “Payment Period”), the Executive will receive: (A) for the period beginning on the Waiting Period Date and continuing through December 31, 2008, he will receive salary continuation payments, which, when added to the amount of Base Salary already paid to him as an active employee for such calendar year is equivalent to one year’s Base Salary; (B) for the period beginning on January 1, 2009 and ending on May 31, 2009, he will receive salary continuation payments equivalent to one year’s Base Salary. In addition, no later than June 30, 2009, the Executive will receive a lump sum cash payment equal to the remaining amount of the total twenty-four months of Base Salary due the Executive which has not yet been paid by May 31, 2009.

(ii) Separation Date is on or after July 1, 2008 but before May 31, 2009. If the Executive’s Separation Date is on or after July 1, 2008 but before May 31, 2009, he will receive salary continuation payments and a lump sum cash payment, in the aggregate amount of twenty-four (24) months of Base Salary. For the period beginning no earlier than the date which is six months after the Executive’s Separation Date and continuing until May 31, 2009 (the “Payment Period”), the amount of such salary continuation payments will be one year’s Base Salary. In addition, no later than the later of June 30, 2009, or the date which is six months after the Executive’s Separation Date, the Executive will receive a lump sum cash payment equal to the remaining amount of the total twenty-four months due the Executive which has not yet been paid by May 31, 2009.

(iii) Separation Date is on or after June 1, 2009. If the Executive’s Separation Date is on or after June 1, 2009, Executive will receive a lump sum cash payment equal to twenty-four months of Base Salary no later than six months after the Executive’s Separation Date.

In the event the Executive dies during employment or, after the Separation Date, before the Executive has received twenty-four months of Base Salary, the Executive’s spouse or beneficiary, as the Executive has designated in writing to Avon, will receive any portion of the twenty-four months of Base Salary that had not been paid at the time of the Executive’s death.

In addition to the cash payments specified in Section 5(b)(i)-(iii) above, the Executive would also be entitled to continuing coverage under medical, dental and life insurance plans through May 31, 2009. All other perquisites will be subject to the standard severance terms.

(c) Benefits. Generally, any post-termination benefits payable from an employee benefit plan under Sections 5 (a) or (b) above will be governed by the terms of such plan. Notwithstanding the preceding sentence the following benefits will be modified:

(i) MIP Awards. In addition, to any MIP awards normally payable under the MIP relating to the years prior to and including the year in which the Separation Date occurs, if the Executive’s employment terminates under Section 5(b) above, for the calendar year following the calendar year in which the Separation Date occurs, Executive will be entitled to a MIP Award of 100% of the target award (80% of Base Salary as specified in Section 4(b) above) based upon one year of the Executive’s Base Salary at the rate in effect on the Separation Date. Such special MIP award may not be deferred into the Avon Products, Inc. Deferred Compensation Plan.

(ii) SERP Benefits. This agreement will be treated as an outside agreement under Section 2.16 of the Supplemental Executive Retirement and Life Plan of Avon Products, Inc. (the “SERP”) and will override any SERP provisions to the contrary as indicated below. First, no amendment to the SERP after the date of this agreement is permitted to reduce the benefits payable under this section, nor can the rate of accrual under the SERP be reduced before May 31, 2009. Second, if the Executive dies prior to May 31, 2009, the Executive’s beneficiary will be treated as if the Executive had not died for purposes of crediting service under the SERP and the Executive will continue to receive credited service under the SERP through May 31, 2009 as if the Executive had survived at which point, the Executive’s beneficiary will be treated as if s/he were the Executive for purposes of benefit payments under the SERP. If the Executive dies on or after May 31, 2009, the SERP benefits normally payable in such event will be payable. Third, if the Separation Date occurs after December 31, 2007 under Section 5(b) above, the SERP benefit payable as an annuity upon retirement under the SERP will not be less than the SERP benefit payable as an annuity upon retirement under the SERP had the Executive terminated on December 31, 2007 with salary continuation payable in accordance with 5(b)(i) above.

(iii) Restricted Stock Units. Upon the Executive’s Separation Date under Section 5(b) above, any unvested restricted stock units on such date will become 100% vested and will be payable in accordance with the terms of the outstanding restricted stock unit awards.

6. Release and Agreement to Covenants and Other Obligations.

Prior to any payments under this agreement, the Executive will be required to sign, and the Executive hereby agrees to sign, a release agreeing to and confirming the covenants and other obligations listed in Section 7 below. Such release will include a waiver of all claims the Executive may have (including claims under the Age Discrimination in Employment Act). The Corporation may withhold any payments under this agreement until such release has been signed, and for an additional seven (7) days after such release as has been signed. The release shall be similar to the release attached as Exhibit A.

7. Covenants and Other Obligations.

The Executive agrees to the following covenants and obligations:

(a) Non-Disclosure of Information. The Executive will not knowingly use or disclose, without Avon’s written consent (which may only be provided by the Chief Executive Officer of Avon), any secret, confidential, or proprietary information or knowledge relating to Avon or any of its affiliated companies, and their respective businesses, that he obtained during or as a result of his employment with Avon, such as, but not limited to, financial information and projections, marketing information and plans, product formulations and production methods, intellectual property and trade secrets, and other types of information not generally available to the public.

(b) Non-Disparagement. The Executive will not knowingly take any action or make any statement, whether written or oral, whether in public or private, that disparages or defames the goodwill or reputation of Avon or any of its associated companies, or of any of their directors, officers, and associates.

(c) Confidentiality of Our Agreement. The Executive will not disclose the terms and conditions of this agreement to anyone, except as required by law or to the Executive’s immediate family, financial and tax advisors, and legal counsel after securing their similar commitment of strict confidentiality.

(d) No-Hire and Non-Solicitation. The Executive will not, without Avon’s prior written consent (which may only be provided by the Chief Executive Officer of Avon), effective immediately and continuing for twenty-nine months after the Separation Date, directly or indirectly, hire or solicit for hire, or aid in such solicitation of, whether as an employee or an independent contractor, any employee of Avon or an affiliated company, including any solicitation of an employee to leave his or her Avon employment to work for any other employer.

(e) Non-Competition. The Executive will not, without Avon’s prior written consent (which may only be provided by the Chief Executive Officer of Avon), effective immediately and continuing until 29 months after the Separation Date, directly or indirectly, accept employment with, act as a consultant or independent contractor to, or otherwise provide services to any direct selling business or any cosmetics business (collectively, “Restricted Businesses”). Restricted Businesses include, without limitation, Amway Corporation / Alticor Inc., O Boticário, Ebel International / Belcorp Corporation,

De Millus, S.A., Faberlic, Forever Living Products, LLC USA, Herbalife Ltd., Hermès, Lady Racine / LR-International Cosmetic and Marketing GmbH, Mary Kay Cosmetics, Inc., Natura Cosmetics S.A., Mistine / Better Way (Thailand) Co. Ltd., Neways International, Newcup International, NuSkin Enterprises, Inc., Oriflame Cosmetics S.A., Sara Lee Corporation, Revlon, Inc., The Body Shop International PLC, Shaklee Corporation, Tupperware Corporation, the Unilever Group (N.V. and PLC), L’Oréal Group / Cosmair, Inc., The Estée Lauder Companies Inc., The Procter & Gamble Company, Reckitt Benckiser PLC, Gryphon Development / Limited Brands, Inc., Victory Corporation PLC (Virgin Vie, The Virgin Cosmetics Company, Virgin Ware), Vorwerk & Co. KG / Jafra Worldwide Holdings (Lux) S.àR.L., Inc., Yanbal International (Yanbal, Unique), or any of their affiliates. No geographic limitation on this restriction is appropriate, and such a limitation would be counter to the protections that Avon is seeking to obtain by agreeing to provide the Executive with the benefits set forth in this agreement.

(f) Cooperation. If deemed necessary by the Corporation, the Executive will reasonably assist and cooperate with the Corporation (and its directors, agents, and attorneys) in all respects in connection with the conduct of any pending or future action, proceeding, internal investigation, governmental or regulatory investigation, civil or administrative proceeding, arbitration, or litigation involving the Corporation or any of its associated companies, including, without limitation, any such action, proceeding, investigation, arbitration, or litigation in which the Executive is called to testify, and the Executive will promptly respond to all reasonable requests by the Corporation relating to information that may be in the Executive’s possession or under his control. This obligation shall exist regardless of whether the Corporation or any of its associated companies is named as a party or as a subject or target of any action, proceeding, investigation, arbitration, or litigation. The Executive will also cooperate with the Corporation and be reasonably available to the Corporation with respect to continuing or future matters arising out of the Executive’s employment or any other relationship with the Corporation and its associated companies, whether such matters are business-related, legal, or otherwise. The Executive will perform all acts and execute and deliver all documents that may be reasonably necessary to fulfill the obligations created by this subsection (f). Subject to applicable law and the Articles and Bylaws of the Corporation, the Corporation will promptly reimburse the Executive for any reasonable out-of-pocket and travel expenses incurred by the Executive in connection with his fulfillment of his obligations under this subsection (f), provided that such expenses have been approved by the Corporation, in writing, prior to his incurring the expense. It is agreed that: (i) the Corporation will provide him with reasonable advance notice regarding these activities, to the extent possible; and (ii) any requests made hereunder by the Corporation will be made in good faith and will not unreasonably interfere with the Executive’s duties to any subsequent employer.

(g) Forfeiture of Benefits. The Executive acknowledges and understands that violations of any of the covenants contained in this agreement are material and that any violations will require the Executive to immediately forfeit any cash payments not yet paid at the time of the violation. However, in the event that the violations occur after all cash payments have been made, the Executive hereby agrees that he will pay to Avon the DCP Payment Amount (defined below). A forfeiture under this section, however, does not relieve the Executive of his continuing obligations under this agreement. The DCP Payment Amount is equal to twenty-four months of Base Salary multiplied by a fraction, the numerator of which is number of partial or complete months there are remaining between the date of the violation and the date which is 29 months after the Separation Date, and the denominator of which is 29. All payments specified below will have all required taxes and other withholdings made.

The Executive agrees that if, at the time of a payment of the DCP benefit, it has been determined by Avon that the Executive has violated the covenants in this agreement, the Executive’s DCP benefit will be paid to him but the Executive hereby assigns and agrees to pay to the Corporation an amount equal to the DCP Payment Amount immediately upon receipt of such payment. Regardless of whether the Executive must pay all or a portion of the DCP benefit to the Corporation, the full amount of DCP benefit payable (including the DCP Payment Amount) will be taxable to the Executive and Avon will issue a Form W-2 for the Executive for such year based upon the full amount of the DCP benefit payable (including the DCP Payment Amount).

If at the time of a payment of the DCP benefit, the Executive has not violated the covenants of this agreement, the Executive’s DCP benefit will be deemed to be paid to him but the Executive hereby assigns and agrees to pay the Corporation from the DCP benefit payment an amount equal to the entire DCP benefit amount, or, if lesser: (a) twenty-four months’ of Base Salary; multiplied by (b) a fraction, the numerator of which is 29 minus the number of full months that have occurred since the Separation Date (the “DCP Assigned Amount”). Even though the Executive assigns and agrees to pay the DCP Assigned Amount to the Corporation, the full amount of DCP benefit payable (including the DCP Assigned Amount) will be taxable to the Executive and Avon will issue a FormW-2 to the Executive for such year based upon the full amount of the DCP benefit payable (including the DCP Assigned Amount). If the Executive does not violate the terms of this agreement by the date which is 29 months after the Separation Date, Avon will repay the Executive the DCP Assigned Amount plus an amount equal to the amount the DCP Assigned Amount would have earned or lost from the January following the Executive’s Separation Date through the date which is 29 months after the Separation Date had such amount been hypothetically invested in the investment funds the Executive has elected to invest all of his DCP benefit through the Separation Date. Such payment will occur as soon as administratively possible following the date which is 29 months after the Separation Date. Such earnings payable, if any, will be taxable to the Executive upon payment and Avon will issue a Form W-2 for the Executive for such year for such earnings, if any. If, however, prior to repayment to the Executive by Avon of the DCP Assigned Amount, Avon determines, in its sole discretion that the Executive has violated the covenants of this agreement, Avon shall retain the DCP Assigned Amount.

Both parties agree that the amounts to be paid directly to Avon in the event of a violation of this agreement constitute a reasonable estimate of the monetary damages that Avon would suffer in the event of a breach of the provisions of this Section 7 and both parties also agree that such amounts do not constitute a penalty. In addition the above potential assignment of DCP benefits, the Executive also acknowledges that Section 9 of the SERP includes additional specific forfeiture provisions. In connection with the foregoing, Avon’s Senior Vice President of Human Resources or Senior Vice President & General Counsel will give the Executive notice of any alleged violations of the covenants contained in this agreement and the Executive will have seven (7) days to respond to such allegation; however, the absence of such notice shall not relieve the Executive from any of his obligations under this agreement.

(h) Equitable Relief. The Executive acknowledges that the remedy at law for his breach of the covenants under this agreement will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a violation of any part of this agreement, the Corporation will be entitled to immediate injunctive relief (or other equitable relief) and may obtain a temporary order restraining any further violation. No bond or other security will be required to obtain such relief, and the Executive consents to the issuance of such equitable relief. Nothing in this subsection (h) will be deemed to limit the Corporation’s remedies at law or in equity that may be pursued or availed of by the Corporation for any breach by the Executive for any part of this agreement.

8. Entire Agreement; Amendments. The Executive acknowledges that the entire consideration signing this agreement and executing the general release at the Separation Date is expressly stated in this document and that all prior agreements are hereby superseded. All other promises or agreements of any kind that have been made by or between the parties hereto (or by any other person or entity related to such parties) related to the subject matter of this agreement are superseded by this agreement. The Executive agrees that this agreement may not be changed orally and may only be amended by a writing signed by the parties hereto. Notwithstanding the foregoing or any other provision of this agreement, this agreement will not supersede, or otherwise derogate from, any restrictive covenant or other obligation that the Executive may have under any equity award granted to the Executive by Avon or in any Avon benefit plan in which the Executive participates (for example, obligations with respect to competition and confidentiality assumed by the Executive in connection with his stock option awards).

9. Internal Revenue Code Section 409A. The Executive and Avon acknowledge that the requirements of Internal Revenue Code Section 409A (“Section 409A”) are still being developed and interpreted by government agencies, that certain issues under Section 409A remain unclear at this time, and that the parties hereto have made a good faith effort to comply with current guidance under Section 409A. Notwithstanding anything in this agreement to the contrary, in the event that amendments to this agreement are necessary in order to comply with current or future guidance or interpretations under Section 409A, including amendments necessary to ensure that compensation will not be subject to Section 409A, the Executive agrees that the Corporation will be permitted to make such amendments, on a prospective and/or retroactive basis, in its sole discretion.

In establishing the payment schedules in this agreement, Avon and the Executive have attempted to comply with Section 409A’s “specified employee rule.” In the event that such payment schedules do not comply with such rule, and to the extent that any amount payable under this agreement constitutes an amount payable under a “nonqualified deferred compensation plan” (as defined in Section 409A) following a “separation from service” (as defined in Section 409A), then, notwithstanding any other provision herein to the contrary, such payment will not be made until the date that is six months following the Executive’s “separation from service.”

10. Severability; Judicial Modification. The Executive agrees that the provisions of this agreement are severable and that it is Executive’s and the Corporation’s intent that the restrictions contained in this agreement be enforced to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. If any of the restrictions contained in this agreement are for any reason held by a court to be excessively broad as to duration, activity, geographical scope, or subject, then such restrictions will be construed, judicially modified, or “blue penciled” in such jurisdiction so as to thereafter be limited or reduced to the extent required to be enforceable in such jurisdiction in accordance with applicable law. If any of the restrictions contained in this agreement are held to be invalid, illegal, or unenforceable in any respect under any applicable law in any jurisdiction, then such invalidity, illegality, or unenforceability will not affect any other provision of this agreement or any other jurisdiction, but such restrictions will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable restrictions had never been contained in this agreement. The Executive acknowledges and understands that, due to (a) the nature of the restrictions contained in this agreement, (b) the global nature of the Corporation’s business and the Executive’s position within the Corporation, and (c) the technological advancements in electronic communications around the world, any geographic restriction of the Executive’s obligations under Section 7 above would be inappropriate and counter to the protections sought by the Corporation thereunder.

11. Governing Law; Jurisdiction. The Executive agrees that this agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles. Any action at law or in equity for the enforcement of this agreement, by either party, other than an action by the Corporation to enforce the restrictions and obligations contained in Section 7 above, shall be instituted only in state or federal court having proper jurisdiction located within the State of New York, County of New York. An action by the Corporation to enforce the restrictions contained in Section 7 above may be brought within any court in the State of New York, County of New York, or in any other court having proper jurisdiction.

11. No Waiver. No waiver by either of the parties hereto of a breach of or a default under any of the provisions of this agreement shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature. The failure of either of the parties, on one or more occasions, to enforce any of the provisions of this agreement or to exercise any right or privilege hereunder shall not be construed as a waiver of any such provisions, rights, or privileges hereunder, or a waiver of any subsequent breach or default of a similar nature.

12. Counterparts. This agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

13. Successors.

(a) This agreement is personal to the Executive, and without written prior consent of Avon, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This agreement shall inure to the benefit of and be binding upon Avon and its successors. Avon shall require any successor to all or substantially all of the business and/or assets of the Corporation, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to assume this agreement in the same manner and to the same extent as Avon would be required to perform if no such succession had taken place.

(c) This agreement is effective even if Andrea Jung is no longer Chief Executive Officer and Chairman of the Board of the Corporation before the Executive’s Separation Date and Avon is responsible to make the payments and to pay the benefits under this agreement and under any relevant plans.

14.	Notices.

All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the address listed on the last page hereof or such other address as provided to the Corporation in writing by the Executive.

If to the Corporation:	Avon Products, Inc.
1345 Avenue of the Americas
New York, New York 10019
ATTN: Corporate Secretary

(with a copy to the General Counsel or to such other address as either party shall have furnished to the other in writing in accordance herewith). Notice and communications shall be effective when actually received by the addressee.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Corporation has caused this agreement to be executed in its name and on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all effective as of the day and year first written above.

AVON PRODUCTS, INC.

By:	/s/ Lucien Alziari
Lucien Alziari
Senior Vice President
Human Resources

ATTEST:

/s/ Gilbert L. Klemann, II
Gilbert L. Klemann II, Senior Vice President and General Counsel

(CORPORATE SEAL)

EXECUTIVE:

By:	/s/ Brian Connolly
Brian Connolly

Address:	(omitted)

EXHIBIT A- GENERAL RELEASE

In consideration of the benefits being provided to me under the employment agreement to which this general release is attached as an exhibit (the “Agreement”), I agree, on behalf of myself and my heirs, executors, administrators, and assigns, to forever release, dismiss, and discharge (except as provided by the terms and conditions of the Agreement) Avon Products, Inc. (“Avon” or the “Company”) and its affiliated companies and their respective current and former officers, directors, associates, employees, agents, employee benefit plans, employee benefit plan fiduciaries, employee benefit plan trustees, shareholders, and assigns, each and all of them in every capacity, personal and representative (collectively referred to as the “Avon Released Parties”), from any and all actions, causes of action, claims, demands, judgments, charges, contracts, obligations, debts, and liabilities of whatever nature (“Losses”), that I and my heirs, executors, administrators, and assigns have or may hereafter have against the Avon Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including, without limitation, my employment relationship with Avon and the termination of such relationship, all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, any breach of contract, wrongful discharge, tort, breach of common-law duty, breach of fiduciary duty and violation of laws prohibiting any form of employment discrimination or other unlawful employment practice, including without limitation: the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§ 201 et seq.; the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”); the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq.; the National Labor Relations Act of 1935, as amended, 29 U.S.C. §§ 151 et seq.; the New York State Human Rights Law, as amended, N.Y. Exec. Law §§ 290 et seq.; the New York City Human Rights Law, as amended, N.Y.C. Admin. Code §§ 8-101 et seq.; and any other equivalent federal, state, or local statute, rule, or regulation; provided that I do not release or discharge the Avon Released Parties (i) from any Losses arising under the ADEA that arise after the date on which I execute this general release, and (ii) from any claims for a breach by the Company of its obligations under the Agreement. It is understood that nothing in this general release shall preclude or prevent me from challenging the validity of this general release solely with respect to my waiver of any Losses arising under the ADEA on or before the date on which I executive this general release. It is understood that nothing in this general release is to be construed as an admission on behalf of the Avon Released Parties of any wrongdoing with respect to me, any such wrongdoing being expressly denied.

It also is understood that this release does not release the Avon employee benefit plans from any claims for vested benefits that I have under the terms of any of the Company’s employee benefit plans applicable to me.

I represent and warrant that I have not filed any complaint, charge, claim,

or proceeding against any of the Avon Released Parties before any federal, state, or local agency, court, or other body relating to my employment and the cessation thereof. I further agree that if, I or any other person files an action, complaint, charge, claim, or proceeding against any of the Avon Released Parties, I will not seek or accept any monetary relief in such action, complaint, charge, claim, or proceeding.

I further represent and understand that by signing this release, I agree that I will, as may be reasonably requested from time to time by Avon, (i) advise and consult on matters within or related to my expertise and knowledge in connection with the business of Avon, (ii) make myself available to Avon to respond to requests for information concerning matters involving facts or events relating to Avon, and (iii) assist with respect to pending and future litigation, investigations, arbitration, or other dispute resolution matters. In agreed upon circumstances, I understand that I will be paid at the rate of my current salary as of my last day of active employment for time expended by me at Avon’s request on such matters, and that I will receive reimbursement for reasonable out-of-pocket expenses incurred in connection with such assistance. I understand that I will not be credited with any compensation, service or age credit for purposes of eligibility, vesting, or benefit accrual under any employee benefit plan of Avon.

I further represent and warrant that I fully understand the terms of this general release, that I have been encouraged to seek the benefit of advice of counsel, and that I knowingly and voluntarily, of my own free will, without any duress, being fully informed, and after due deliberation, accept its terms and sign below as my own free act. I understand that as a result of executing this general release, I will not have the right to assert that Avon or any other Avon Released Party unlawfully terminated my employment or violated any of my rights in connection with my employment.

I understand that in the event Avon receives any inquiries from prospective employers, it shall be the policy of Avon to respond by advising that Avon’s policy is to provide information only as to service dates and positions held and by providing such information.

I acknowledge that I am hereby being advised by Avon to consult with legal counsel before signing this general release, and that I am encouraged and cautioned by Avon to consult with an attorney prior to my signing this general release. Further, I have 21 days to consider whether to sign this general release, during which time Avon will not change or revoke the offer contained in the Letter. However, I am not required to consult an attorney or to delay accepting such offer and I may choose to sign this general release at any time during the 21-day consideration period. I understand that if I do not execute this general release and return it to Avon within 21 days of the date on which I received the Agreement, then I will not be entitled to any benefits under the Agreement. As long as I sign and return this general release and the Agreement within such time period, I will have seven days immediately thereafter to revoke my decision by delivering written notice of such revocation to the Senior Vice-President Human Resources. If I do not revoke my decision during that seven-day period, then this general release and the Letter will become effective on the eighth day (the “Effective Date”).

This general release shall be governed by the laws of the State of New York without giving effect to its conflict of laws principles.

Brian Connolly	Date